Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-3 (File No. 333-136896) filed by Monmouth Real Estate Investment Corporation (the Company) on August 25, 2006, as amended on September 20, 2006, and the Prospectus Supplement, including the Prospectus dated October 3, 2006, of Monmouth Real Estate Investment Corporation for the registration of shares of Series A Cumulative Redeemable Preferred Stock and in the Registration Statement on Form S-8 (File No. 333-146902), pertaining to the Monmouth Real Estate Investment Corporation 2007 Stock Option Plan filed on October 24, 2007, of our report dated December 12, 2007, except for Note 8 as to which the date is December 11, 2008, with respect to the consolidated balance sheet of Monmouth Real Estate Investment Corporation and Subsidiaries as of September 30, 2007, and the related consolidated statements of income, shareholders equity and comprehensive income and cash flows for the years ended September 30, 2007 and 2006, which appears in the September 30, 2008 annual report on Form 10-K of Monmouth Real Estate Investment Corporation and to the reference to our firm under the caption “Experts” in the respective Registration Statements and related Prospectus.

/s/ Reznick Group, P.C.

Baltimore, Maryland

December 11, 2008